EXHIBIT 4.1

ALLONGE NO 1 TO SECURED CONVERTIBLE PROMISSORY NOTE

This Allonge No. 1 (“Allonge”) to Secured Convertible Promissory Note is dated as of this 3rd day of November, 2010.  Reference is hereby made to that certain Secured Convertible Promissory Note dated April 23, 2010 (“Note”) delivered by Intellect Neurosciences, Inc., a Delaware corporation (“Borrower”) to Alpha Capital Anstalt, as Lender (“Holder”).

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows.

Except as expressly amended by the terms of this Allonge, the terms of the Note remain in full force and effect.  All capitalized terms used and not defined herein are used as defined in the Note.  As the context requires, all references herein to “Note” refer to the Note as amended by this Allonge.

The following term of the Note is hereby amended by this Allonge:

1.           Principal Amount.  The principal amount of the Note shall be increased by an additional $75,000 for an aggregate principal amount of $275,000.  Interest on the increased portion of the principal amount of the Note shall accrue at the same rate from and after the date hereof.

2.           Conversion Price.  The Conversion Price as defined in Section 2.1(b) of the Note is $0.0025, subject to further adjustment as provided in the Transaction Documents.

3.           Miscellaneous.  This Allonge must be delivered by original signature for Borrower, but the Holder may execute and deliver by facsimile copy.

INTELLECT NEUROSCIENCES, INC.
(“Borrower”)

By:	/s/ Elliot Maza
Title: President and CFO